1 Becton Drive Franklin Lakes, NJ 07417 www.bd.com	Exhibit 99.2

Contacts:
Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD Announces Results of Shareholder Votes at Annual Meeting

Franklin Lakes, NJ (January 29, 2008) – BD (Becton, Dickinson and Company) (NYSE:BDX) announced that its shareholders, at the Company's Annual Meeting of Shareholders today, elected Basil L. Anderson, Marshall O. Larsen, Gary A. Mecklenburg, Cathy E. Minehan and Alfred Sommer to the Board of Directors. The BD Board currently consists of 13 members, all of whom are independent with the exception of Edward J. Ludwig, Chairman, President and Chief Executive Officer.

Shareholders also ratified the selection of Ernst & Young as BD's independent registered public accounting firm for fiscal year 2008. In other business, shareholders rejected two proposals submitted by shareholders, one requesting that the Company provide for cumulative voting in the election of directors and the other asking the Company to publish a report on certain environmental activities. A third shareholder proposal, a non-binding recommendation requesting that the Company provide for the annual election of each director was approved by the shareholders.

“BD has a long-standing commitment to good corporate governance practices,” said Edward J. Ludwig, Chairman, President and Chief Executive Officer. “While we believe there are very positive benefits afforded by a staggered board, given the shareholders’ recommendation, BD’s Board will take this matter under serious consideration.”

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About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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